Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GOODRICH CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the President of Goodrich Corporation, does hereby certify as follows:

1.	The name of the corporation is Goodrich Corporation (the “Company”).

2.	The Certificate of Incorporation of the Company was filed by the New York Secretary of State on May 2, 1912, under the original name of the Company, which was “The B.F. Goodrich Company.”

3.	The amendments to the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), effected by this certificate of amendment are as follows:

a.	Article THIRD of the Certificate of Incorporation relating to the purpose of the Company is hereby amended to read in its entirety as follows:

THIRD: The purpose of the Company shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Business Corporation Law of the State of New York, provided that the Company is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

b.	Article FOURTH of the Certificate of Incorporation relating to the authorized shares of the Company is hereby amended to remove from the authorized shares of the Company 10,000,000 unissued shares of Series Preferred Stock, par value of $1 per share, and to reduce the authorized number of shares of Common Stock, par value of $5 per share, of the Company from 200,000,000 shares to 1,000 shares. There are currently 109.85 shares of Common Stock, par value of $5 per share, issued. To effect the above described amendment, Article FOURTH is hereby amended in its entirety as follows:

FOURTH: The Company shall be authorized to issue 1,000 shares of capital stock, all of which shall be shares of Common Stock, par value $5.00 per share.

c.	Article FIFTH of the Certificate of Incorporation, which was “Reserved,” is hereby amended in its entirety as follows:

FIFTH: Unless and except to the extent that the By-Laws of the Company shall so require, the election of directors of the Company need not be by written ballot.

d.	Article SIXTH of the Certificate of Incorporation relating to the duration of the Company is hereby deleted in its entirety.

e.	Article SEVENTH of the Certificate of Incorporation relating to the power of the directors of the Company is hereby deleted in its entirety.

f.	Article NINTH of the Certificate of Incorporation relating to interested directors is hereby deleted in its entirety.

g.	Article TENTH of the Certificate of Incorporation relating to the board of directors’ power to make, alter, amend or repeal by-laws is hereby amended and renumbered to read in its entirety as follows:

SIXTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Company (the “Board”) is expressly authorized and empowered to make, alter and repeal the By Laws of the Company by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Company to alter or repeal any By Laws made by the Board.

h.	Article ELEVENTH of the Certificate of Incorporation relating to transactions with shareholders is hereby deleted in its entirety.

i.	Article TWELFTH of the Certificate of Incorporation relating to personal liability of directors of the Company is hereby amended and renumbered to read in its entirety as follows:

SEVENTH: No member of the Board of Directors shall have any personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that this Article shall not eliminate or limit:

i.	the liability of any Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated section 719 of the Business Corporation Law; or

ii.	the liability of any Director for any act or omission prior to the adoption of this Article.

Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any act or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision.

j.	The addition of a new Article NINTH of the Certificate of Incorporation, which provides the Company with the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and to add or insert any other provisions authorized by the laws of the State of New York:

NINTH: The Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the hereafter State of New York at the time in force may be added or inserted, in the manner now or prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

k.	The addition of a new Article TENTH of the Certificate of Incorporation, which provides the Company with the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and to add or insert any other provisions authorized by the laws of the State of New York:

TENTH: Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

4.	This certificate of amendment was authorized by the vote of the board of directors of the Company followed by the unanimous written consent of the holders of all outstanding shares.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 30th day of July by the undersigned who affirms that the statements made herein are true.

GOODRICH CORPORATION

/s/ Peter Gutermann
Name:	Peter Gutermann
Title:	President